Exhibit 10.17

FACTORY CARD & PARTY OUTLET CORP.

2002 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

OPTION AGREEMENT

Factory Card & Party Outlet Corp., a Delaware corporation (the “Company”) hereby grants to                              (the “Optionee”), a non-employee member of the Board of Directors of the Company, an option (the “Option”) to purchase the number of Shares of the Company’s common stock (“Shares”), and at an Option Price, as set forth below. The Option is subject to the terms and conditions set forth in this Option Agreement, in the attached Exhibit A to this Option Agreement, and in the Factory Card & Party Outlet Corp. 2002 Non-Employee Directors Stock Option Plan, as amended from time to time (the “Plan”), all of which are an integral part of this Option Agreement. You may obtain a copy of the Plan from the Company upon request. Capitalized terms used but not defined in this Option Agreement have the meaning specified in the Plan.

Date of Grant	_______________
Expiration of Option Term	_______________
Number of Shares	_______________
Option Price	$_______________

The Option is exercisable [in installments] as follows:

Date Exercisable	Percentage	No. of Shares Exercisable	Cumulative No. of Shares
Before ______________________	0%	0	0
[On or after____________________
and before ____________________	—	—	—
On or after____________________
and before____________________	—	—	—	]

On or after____________________	100%	—	—

Factory Card & Party Outlet Corp.

By:
Chairman
For the Board of Directors acting as the Committee

EXHIBIT A

to

STOCK OPTION AGREEMENT

1. Manner of Exercise. The Optionee (“you”) may exercise this Option by delivering to the Stock Option Department of the Company at 2727 Diehl Road, Naperville, Illinois, 60563, Attention: Treasurer, during the period before the expiration of the Option term, an executed notice of intent in the form attached hereto as Annex I to purchase a specific number of Shares pursuant to this Option, accompanied by payment in full of the aggregate Option Price for that number of Shares; provided that the minimum number of Shares that may be purchased upon any exercise of this Option shall be 50 Shares. If any person other than you exercises this Option, the written notice of exercise must be accompanied by such documentation as the Company may require evidencing the authority of such person to exercise the Option. Payment may be made by any one or a combination of the following means:

(a) Cash, negotiable personal check or electronic funds transfer.

(b) The tender of Mature Shares having a Fair Market Value on the effective date of such exercise equal to the aggregate Option Price for the number of Shares being purchased. “Mature Shares” means Shares that are fully paid, free and clear of all liens and encumbrances and properly endorsed for transfer that either (A) you have owned for at least six months (or such longer period as the Committee determines is required by applicable accounting standards to avoid a charge to the Company’s earnings) or (B) you purchased on the open market.

(c) Attestation through submission of acceptable certification of your ownership of Mature Shares having a Fair Market Value on the effective date of such exercise equal to the aggregate Option Price for the number of Shares being purchased. To the extent payment is made by attestation, the number of Shares issued for the portion of the Option so exercised shall not exceed the number of Shares covered by such portion of the Option less the number of Shares for which you submit an acceptable certification of ownership.

(d) Pursuant to procedures approved by the Committee, through the sale of the Shares acquired on exercise of this Option through a broker-dealer to whom you have submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise.

Such exercise shall become effective at the time both such notice and payment have been received by the Company, which must be a date after the Option has become exercisable and before the Option has terminated either through expiration of the Option term or pursuant to Paragraph 3 below upon or following your termination of service. You shall not have any rights as a stockholder of the Company with respect to the Shares deliverable upon exercise of this Option until a certificate for such Shares is delivered to you.

2. Exercise. This Option shall become fully exercisable (subject to Paragraph 3 below) upon your Termination of Service on account of (i) death or (ii) disability.

3. Exercise After Termination of Service. You may exercise this Option only while you are a member of the Board of Directors of the Company, except that you may also exercise this Option after the date on which you cease to be a member of the Board of Directors of the Company (your “Termination Date”) as follows:

(i) if you have a Termination of Service on account of death or disability you or your legal representative may exercise this Option at any time during the one year period after your Termination Date; or

(ii) if you have a Termination of Service for a reason other than death, disability or cause, you may exercise this Option at any time during the 90-day period after your Termination Date.

Notwithstanding the foregoing, except as otherwise provided in Paragraph 2 of this Exhibit A, you may exercise this Option after your Termination Date only to the extent it was exercisable immediately before your Termination Date; and under no circumstances may you exercise this Option or after the Expiration of Option Term.

4. Limited Transferability of Option. Except as provided below in this Paragraph 4, this Option is exercisable during your lifetime only by you or your guardian or legal representative, and this Option is not transferable except by will or the laws of descent and distribution. Except as provided below in this Paragraph 4, this Option may not be assigned, negotiated, or pledged in any way (whether by operation of law or otherwise) and this Option shall not be subject to execution, attachment or similar process.

(a) By written instrument signed and dated by you and delivered to the Secretary of the Company during your lifetime, which you may change without the consent of any beneficiary by delivery of superseding instrument in like manner, you may designate a beneficiary to exercise this Option or otherwise receive payment under this Option after your death.

(b) You are authorized to transfer all or any portion of this Option by gift (or similar transfer for no consideration) to a Permitted Transferee pursuant to procedures established by the Committee; provided that any such transfer shall cover at least 50 underlying Shares. A “Permitted Transferee” is (i) any of your spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews (the members of your “Immediate Family”) (ii) a trust, the primary beneficiaries of which consist exclusively of you or members of your Immediate Family; or (iii) a partnership the partners of which consist exclusively of you or members of your Immediate Family. Following the transfer of all or any portion of this Option to a Permitted Transferee, the Permitted Transferee shall have all of your rights and obligations and you shall not retain any rights with respect to the transferred Option, except that the period during which the transferred Option shall become exercisable or remain exercisable shall depend on your status as a member of the Board of Directors of the Company.

5. Change of Control. This Option is subject to the rights of the Committee upon a Change in Control to (i) provide for the acceleration of any time periods relating to the exercise or realization of this Option, (ii) provide for the purchase of this Option with or without your consent for an amount of cash equal to the amount that could have been attained upon exercise of the Option had the Option been currently exercisable or payable during a stipulated period prior to the Change in Control (iii) make such adjustment to this Option as the Committee deems appropriate to reflect such Change in Control, or (iv) cause this Option to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change in Control.

6. Nonstatutory Option. This Option does not qualify as an incentive stock option.

7. Amendments. The Committee may by written instrument amend this Option Agreement prospectively or retroactively in any manner; but no such amendment may adversely affect your rights without your consent unless such amendment is required or permitted by subsection 11(h) of the Plan or required to comply with securities, tax or other laws. The Committee may substitute a new Option for

A - 2

this Option. The Committee retains with respect to this Option all of the rights, powers and authorities described in the Plan, whether or not set forth in this Option Agreement, unless expressly provided to the contrary in this Option Agreement.

8. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

9. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

10. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

11. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

A- 3